Exhibit 99.1
Contact: Patrick Cassidy
713 954 5558 (office)
713 261 2627 (cell)
Mariner Energy, Inc. Adopts Stockholder Rights Plan
Houston, Texas/October 13, 2008 — Mariner Energy, Inc. (NYSE: ME) announced today that its Board of Directors has adopted a Rights Plan providing for a dividend distribution of one Right for each outstanding share of Mariner’s common stock to holders of record at the close of business on October 23, 2008. The Rights Plan would be triggered if an acquiring party accumulates 10% or more of Mariner’s common stock and would entitle holders of the Rights to purchase stock of either Mariner or an acquiring entity at half of market value. Mariner would generally be entitled to redeem the Rights at $.001 per Right at any time until the tenth day following the time the Rights become exercisable. The Rights will expire on October 12, 2018.
Commenting on the Rights Plan, Scott D. Josey, Mariner’s Chairman, Chief Executive Officer and President, said: “The adoption of the Rights Plan is not in response to any current accumulation of shares or takeover situation and is intended only as a general deterrent to potentially unfair or coercive takeover practices that could be employed, especially those exploiting market instability. In light of the current circumstances in the financial and securities markets, we believe the Rights Plan represents a sound and reasonable means of safeguarding the interests of Mariner’s stockholders. The Rights Plan we have adopted is similar to plans that have been adopted by more than 1,800 other companies.” Details of the Rights Plan will be outlined in Mariner’s Form 8-K to be filed with the Securities & Exchange Commission.
About Mariner Energy, Inc.
Mariner Energy is an independent oil and gas exploration, development, and production company headquartered in Houston, Texas, with principal operations in the Permian Basin and the Gulf of Mexico. For more information about Mariner, visit the company’s website at www.mariner-energy.com.
Important Information Concerning Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Our forward-looking statements generally are accompanied by words such as “intend”, “may”, “will”, “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal”, or other words that convey the uncertainty of future events or outcomes. Forward-looking statements provided in this press release are based on Mariner’s current belief based on currently available information as to the outcome and timing of future events and assumptions that Mariner believes are reasonable. Mariner does not undertake to update its guidance, estimates or other forward-looking statements as conditions change or as additional information becomes available. Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2007 and other documents filed by Mariner with the SEC. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mariner.
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